Exhibit 99.1

FICO Announces Earnings of $5.18 per Share for Third Quarter Fiscal 2021

Revenue of $338 million vs. $314 million in prior year

SAN JOSE, Calif., Aug. 3, 2021 /PRNewswire/ -- FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its third fiscal quarter ended June 30, 2021.

Third Quarter Fiscal 2021 GAAP Results
Net income for the quarter totaled $151.2 million, or $5.18 per share, versus $64.1 million, or $2.15 per share, in the prior year period. The results included a pre-tax gain of $92.8 million on the previously-announced sale of the Debt Collections and Recovery product line, or $2.52 per share after tax.

Net cash provided by operating activities for the quarter was $100.6 million versus $106.9 million in the prior year period.

Third Quarter Fiscal 2021 Non-GAAP Results
Non-GAAP Net Income for the quarter was $98.8 million versus $76.7 million in the prior year period. Non-GAAP EPS for the quarter was $3.38 versus $2.58 in the prior year period. Free cash flow was $99.0 million for both the current quarter and the prior year period. The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results" and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Third Quarter Fiscal 2021 GAAP Revenue
The company reported revenues of $338.2 million for the quarter as compared to $313.7 million reported in the prior year period.

"I'm pleased to report we delivered another solid quarter," said Will Lansing, chief executive officer. "We had another record Scores quarter, and are making great progress in our SaaS transition."

Revenues for the third quarter of fiscal 2021 across each of the company's three operating segments were as follows:

  Applications revenues, which include the company's decision management applications and associated professional services, were $133.2 million in the third quarter, compared to $141.5 million in the prior year period, a decrease of 6%, due primarily to decreased services revenues, and the sale of the Debt Collections and Recovery product line in early June.
  Scores revenues, which include the company's business-to-business (B2B) scoring solutions and associated professional services, and business-to-consumer (B2C) service, were $172.2 million in the third quarter, compared to $131.6 million in the prior year period, an increase of 31%. B2B revenue increased 23%, driven largely by unit price increases and higher origination volumes. B2C revenue increased 50% from the prior year period due to higher volumes at myFICO.com, as well as through our partners.
  Decision Management Software revenues, which include Blaze Advisor®, Xpress Optimization, Decision Management Platform and related professional services, were $32.8 million in the third quarter compared to $40.7 million in the prior year period, a decrease of 20%, due primarily to decreased up-front license revenues.

Company to Host Conference Call

The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its third quarter fiscal 2021 results and provide various strategic and operational updates. The call can be accessed at FICO's web site at www.fico.com/investors. A replay of the webcast will be available at our Past Events page through August 3, 2022.

About FICO
FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956 and based in Silicon Valley, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 165 US and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 100 countries do everything from protecting 2.6 billion payment cards from fraud, to helping people get credit, to ensuring that millions of airplanes and rental cars are in the right place at the right time.

Learn more at http://www.fico.com

Join the conversation at https://twitter.com/fico & http://www.fico.com/en/blogs/

FICO is a registered trademark of Fair Isaac Corporation in the US and other countries.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of COVID-19 on macroeconomic conditions and FICO's business, operations and personnel, the success of the Company's Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to protect such data, the failure to realize the anticipated benefits of any acquisitions or divestitures, and material adverse developments in global economic conditions or in the markets we serve. Additional information on these risks and uncertainties and other factors that could affect FICO's future results are described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2020 and its subsequent filings with the SEC. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. FICO disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	September 30,
	2021	2020
ASSETS:
Current assets:
Cash and cash equivalents	$ 237,612	$ 157,394
Accounts receivable, net	280,598	334,180
Prepaid expenses and other current assets	38,670	42,504
Total current assets	556,880	534,078

Marketable securities and investments	34,394	26,573
Property and equipment, net	31,565	46,419
Operating lease right-of-use-assets	49,250	57,656
Goodwill and intangible assets, net	797,870	821,600
Other assets	119,196	119,914
	$ 1,589,155	$ 1,606,240

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$ 102,649	$ 86,400
Accrued compensation and employee benefits	92,363	117,952
Deferred revenue	99,757	115,159
Current maturities on debt	250,000	95,000
Total current liabilities	544,769	414,511

Long-term debt	806,622	739,435
Operating lease liabilities	56,815	73,207
Other liabilities	56,111	48,005
Total liabilities	1,464,317	1,275,158

Stockholders' equity	124,838	331,082
	$ 1,589,155	$ 1,606,240

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues:
Transactional and maintenance	$ 288,078	$ 246,829	$ 821,147	$ 707,905
Professional services	35,918	43,633	115,137	135,563
License	14,188	23,269	45,675	76,738
Total revenues	338,184	313,731	981,959	920,206

Operating expenses:
Cost of revenues	82,240	88,569	260,101	267,466
Research & development	45,826	41,411	130,089	119,793
Selling, general and administrative	107,729	99,832	298,912	315,318
Amortization of intangible assets	810	1,048	2,692	4,046
Restructuring and impairment charges	-	-	-	3,104
Gains on product line asset sales and business divestiture	(92,805)	-	(100,139)	-
Total operating expenses	143,800	230,860	591,655	709,727
Operating income	194,384	82,871	390,304	210,479
Other expense, net	(6,492)	(6,663)	(22,628)	(29,912)
Income before income taxes	187,892	76,208	367,676	180,567
Provision for income taxes	36,694	12,132	61,312	3,282
Net income	$ 151,198	$ 64,076	$ 306,364	$ 177,285

Basic earnings per share:	$ 5.27	$ 2.21	$ 10.58	$ 6.10
Diluted earnings per share:	$ 5.18	$ 2.15	$ 10.38	$ 5.92

Shares used in computing earnings per share:
Basic	28,687	29,005	28,967	29,075
Diluted	29,195	29,744	29,505	29,966

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	June 30,
	2021	2020
Cash flows from operating activities:
Net income	$ 306,364	$ 177,285
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	20,066	23,549
Share-based compensation	84,099	68,197
Changes in operating assets and liabilities	24,728	(55,873)
Gains on product line asset sales and business divestiture	(100,139)	-
Other, net	(3,056)	15,572
Net cash provided by operating activities	332,062	228,730

Cash flows from investing activities:
Purchases of property and equipment	(5,792)	(21,073)
Net activity from marketable securities	(2,827)	(2,328)
Proceeds from product line asset sales and business divestiture	146,428	-
Other, net	(210)	55
Net cash provided by (used in) investing activities	137,599	(23,346)

Cash flows from financing activities:
Proceeds from revolving line of credit	429,000	193,000
Payments on revolving line of credit	(208,000)	(435,000)
Proceeds from issuance of senior notes	-	350,000
Proceeds from issuances of common stock	14,580	26,235
Taxes paid related to net share settlement of equity awards	(88,770)	(100,067)
Repurchases of common stock	(541,205)	(210,000)
Other, net	(177)	(7,651)
Net cash used in financing activities	(394,572)	(183,483)

Effect of exchange rate changes on cash	5,129	(2,654)

Increase in cash and cash equivalents	80,218	19,247
Cash and cash equivalents, beginning of period	157,394	106,426
Cash and cash equivalents, end of period	$ 237,612	$ 125,673

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
(In thousands)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Applications revenues:
Transactional and maintenance	$ 99,822	$ 98,476	$ 294,240	$ 295,102
Professional services	26,381	32,364	84,613	101,521
License	7,010	10,620	19,235	37,294
Total applications revenues	$ 133,213	$ 141,460	$ 398,088	$ 433,917

Scores revenues:
Transactional and maintenance	$ 170,415	$ 130,268	$ 476,217	$ 365,324
Professional services	166	58	986	1,141
License	1,621	1,224	8,369	9,371
Total scores revenues	$ 172,202	$ 131,550	$ 485,572	$ 375,836

Decision Management Software revenues:
Transactional and maintenance	$ 17,841	$ 18,085	$ 50,690	$ 47,479
Professional services	9,371	11,211	29,538	32,901
License	5,557	11,425	18,071	30,073
Total decision management software revenues	$ 32,769	$ 40,721	$ 98,299	$ 110,453

Total revenues:
Transactional and maintenance	$ 288,078	$ 246,829	$ 821,147	$ 707,905
Professional services	35,918	43,633	115,137	135,563
License	14,188	23,269	45,675	76,738
Total revenues	$ 338,184	$ 313,731	$ 981,959	$ 920,206

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

GAAP net income	$ 151,198	$ 64,076	$ 306,364	$ 177,285
Amortization of intangible assets	810	1,048	2,692	4,046
Restructuring and impairment charges	-	-	-	3,104
Gains on product line asset sales and business divestiture	(92,805)	-	(100,139)	-
Stock-based compensation expense	30,761	22,265	84,099	68,198
Income tax adjustments	11,391	(5,739)	(366)	(18,546)
Excess tax benefit	(2,561)	(4,902)	(22,073)	(38,845)
Non-GAAP net income	$ 98,794	$ 76,748	$ 270,577	$ 195,242

GAAP diluted earnings per share	$ 5.18	$ 2.15	$ 10.38	$ 5.92
Amortization of intangible assets	0.03	0.04	0.09	0.14
Restructuring and impairment charges	-	-	-	0.10
Gains on product line asset sales and business divestiture	(3.18)	-	(3.39)	-
Stock-based compensation expense	1.05	0.75	2.85	2.28
Income tax adjustments	0.39	(0.19)	(0.01)	(0.62)
Excess tax benefit	(0.09)	(0.16)	(0.75)	(1.30)
Non-GAAP diluted earnings per share	$ 3.38	$ 2.58	$ 9.17	$ 6.52

Free cash flow
Net cash provided by operating activities	$ 100,592	$ 106,871	$ 332,062	$ 228,730
Capital expenditures	(1,572)	(7,907)	(5,792)	(21,074)
Free cash flow	$ 99,020	$ 98,964	$ 326,270	$ 207,656

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

CONTACT: Investors/Analysts: Steve Weber, (800) 213-5542, investor@fico.com; Media: Greg Jawski, Porter Novelli, (212) 601-8248, greg.jawski@porternovelli.com